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                                                                    EXHIBIT 99.1

                                         GEORGIA-PACIFIC
                                         133 Peachtree Street Northeast
                                         Atlanta, Georgia 30303
                                         (404) 652-4000

News from Georgia-Pacific
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                                         Release No:  C-1617
                                         Contact:     Ken Haldin
                                                      (404) 652-6098
                                                      Greg Guest
                                                      (404) 652-4739

                                         Oct. 18, 2000


           GEORGIA-PACIFIC GROUP REPORTS THIRD QUARTER 2000 EARNINGS
           ---------------------------------------------------------

     ATLANTA -- Georgia-Pacific Group (NYSE:GP), the pulp, paper and building products business of Georgia-Pacific Corp., today reported net income, excluding one-time unusual charges, of $145 million (85 cents diluted earnings per share) for the three months ended Sept. 30, 2000, compared with net income of $230 million ($1.31 diluted earnings per share) for the 1999 third quarter.

     Including one-time unusual charges related to the shutdown and sale of certain building products businesses, net income for the third quarter 2000 was $130 million, or 76 cents diluted earnings per share.

     Quarterly results for 2000 were marked by continued weakness in building products businesses, improved operating profits in the group's pulp and paper businesses compared to the previous year's third quarter, and continued solid operating profits from the group's paper distribution subsidiary, Unisource Worldwide.

     Within Georgia-Pacific Group's pulp and paper businesses, the containerboard and packaging segment reported third quarter 2000 operating profits of $141 million versus $83 million in last year's third quarter - an increase of 70 percent. The group's pulp and paper segment, comprised of its pulp, bleached board, communication papers and tissue businesses, reported operating profits of $184 million compared with $74 million in the same quarter last year. This represented an improvement of 149 percent.

     Unisource Worldwide, the group's paper distribution segment, reported operating profits of $43 million in the third quarter of 2000, which was identical to third quarter 1999 results.

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     As anticipated, operating profits in Georgia-Pacific Group's building products segment declined significantly - to $40 million in the latest quarter compared with $333 million for the same period last year, which was then a quarterly record. Excluding one-time unusual charges related to the shutdown and sale of certain building products businesses, third quarter 2000 operating profits for this segment were $64 million. The group's building products distribution segment recorded an operating profit for the latest quarter of $1 million, which was lower than the operating profit of $4 million recorded a year ago.

     Net sales for the 2000 third quarter were $5.3 billion compared with $5.5 billion for the same period last year. The group generated cash from operations of approximately $652 million, including approximately $250 million from working capital reductions, and made capital expenditures for property, plant and equipment of $208 million during the quarter.

     For the first nine months of 2000, net income was $530 million ($3.07 diluted earnings per share) versus net income of $541 million ($3.07 diluted earnings per share) in 1999.

     "While our third quarter results reflect the obvious weakness in building products markets, the paper segments - particularly our containerboard, pulp and bleached board, and tissue businesses - generated results that lifted the group's overall quarterly performance," said A.D. "Pete" Correll, Georgia-Pacific Corp. chairman and chief executive officer.

     "Significantly lower prices for structural panels and historically low lumber prices, coupled with declines in gypsum prices and volume, led to a very difficult quarter for our building products manufacturing and distribution businesses. These segments continue to be adversely affected by oversupplied markets and weaker demand," Correll said.

     "Highlights during the quarter included our containerboard and packaging results, in which we benefited from higher prices for linerboard and medium compared to last year in the same period," he said. "Pulp prices were up more than 30 percent across the board compared to the previous third quarter. While our communication papers results were higher due to improved pricing, shipments were somewhat lower. Our tissue business, which includes the Wisconsin Tissue assets added at the beginning of last year's fourth quarter, continues to deliver solid operating profits. Tissue operating profits were 92 percent greater than last year's comparable quarter. Our Unisource business has become a reliable generator of operating profits that benefit the group significantly.

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     "Going forward, we continue to expect that the slowing domestic economy will negatively affect conditions in building products markets, which simply have too much supply," Correll said. "Consistent with our ongoing strategy to ensure we do not build inventories, we continue to take downtime at selected mills in our building products businesses. This includes suspending production for indefinite periods at three structural panels operations, representing approximately 10 percent of our panels capacity, and five lumber facilities, representing more than 20 percent of that business' capacity. Throughout our operations, we are committed to running so that production does not exceed orders.

     "At the same time, we are working diligently on the overall portfolio transformation under way at Georgia-Pacific as we move up the value chain to become closer to our customers and consumers. With divestiture planning continuing on course and the anticipated closing of our Fort James acquisition later this year, our strategic direction remains firm," Correll concluded.

      Georgia-Pacific Corp. also today provided consolidated results for Georgia-Pacific Group and The Timber Company for the 2000 third quarter. The corporation recorded consolidated net income of $162 million for the three months ended Sept. 30, 2000, compared with consolidated net income of $279 million for the 1999 third quarter. For the first nine months of 2000, the corporation recorded consolidated net income of $636 million versus consolidated net income of $736 million in the first nine months last year.

     Georgia-Pacific Corp.'s common stock was redesignated in December 1997 to reflect separately the performance of the corporation's pulp, paper and building products businesses, which are now known as Georgia-Pacific Group. A separate class of common stock reflects the performance of the corporation's timber operating group, which is publicly traded as The Timber Company (NYSE:TGP).

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Certain statements contained in this release, including statements regarding anticipated levels of demand and pricing for the group's segments and future economic conditions, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the effect of general economic conditions on the demand for pulp, paper and building products, the corresponding level of demand for wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, and other factors listed in Georgia-Pacific Corp.'s Securities and Exchange Commission filings, including its reports on Form 10-K for the year ended January 1, 2000, and Form 10-Q for the quarters ended April 1, 2000, and July 1, 2000.
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     A tabulation of results for Georgia-Pacific Group follows:


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                             GEORGIA-PACIFIC GROUP
                              Operating Highlights
                    (In millions, except per share amounts)
                                  (unaudited)

                                                        Three Months           Three Months
                                                               Ended                  Ended
                                                  September 30, 2000        October 2, 1999
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
NET SALES TO UNAFFILIATED CUSTOMERS
Building products                                             $  856                 $1,016
Building products distribution                                 1,065                  1,346
Containerboard and packaging                                     640                    613
Pulp and paper                                                 1,003                    809
Paper distribution                                             1,744                  1,698
Other                                                              2                      1
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Total net sales                                               $5,310                 $5,483
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OPERATING PROFITS
Building products                                             $   40                 $  333
Building products distribution                                     1                      4
Containerboard and packaging                                     141                     83
Pulp and paper                                                   184                     74
Paper distribution                                                43                     43
Other                                                            (69)                   (51)
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Total operating profit                                           340                    486
Interest expense                                                (128)                  (116)
Provision for income taxes                                       (82)                  (140)
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Net income                                                    $  130                 $  230
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Basic per share:
Net income per share                                          $ 0.76                 $ 1.34
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Diluted per share:
Net income per share                                          $ 0.76                 $ 1.31
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Average number of shares outstanding:
Basic                                                          170.6                  171.4
Diluted                                                        171.1                  175.9
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

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                             GEORGIA-PACIFIC GROUP
                              Operating Highlights
                    (In millions, except per share amounts)
                                  (unaudited)

                                                         Nine Months            Nine Months
                                                               Ended                  Ended
                                                  September 30, 2000        October 2, 1999
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
NET SALES TO UNAFFILIATED CUSTOMERS
Building products                                            $ 2,773                $ 2,953
Building products distribution                                 3,413                  3,761
Containerboard and packaging                                   1,918                  1,708
Pulp and paper                                                 2,871                  2,522
Paper distribution                                             5,166                  1,698
Other                                                              3                      3
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Total net sales                                              $16,144                $12,645
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OPERATING PROFITS
Building products                                            $   404                $   945
Building products distribution                                    22                     57
Containerboard and packaging                                     413                    194
Pulp and paper                                                   461                    113
Paper distribution                                               122                     43
Other                                                           (178)                  (163)
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Total operating profit                                         1,244                  1,189
Interest expense                                                (398)                  (298)
Provision for income taxes                                      (316)                  (350)
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Net income                                                   $   530                $   541
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Basic per share:
Net income per share                                         $  3.10                $  3.15
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Diluted per share:
Net income per share                                         $  3.07                $  3.07
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Average number of shares outstanding:
Basic                                                          171.0                  171.9
Diluted                                                        172.8                  176.2
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

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Notes to Operating Highlights:
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1.  During the third quarter of 2000, Georgia-Pacific Group incurred $24 million
    ($15 million after tax, or $0.09 diluted earnings per share) of one-time unusual charges related to the shutdown and sale of certain building products businesses.

2. During the first quarter of 2000, Georgia-Pacific Group sold certain containerboard and packaging assets resulting in a pre-tax gain of $24 million ($15 million after tax, or $0.09 diluted earnings per share).

3. At the end of the second quarter of 1999, the corporation acquired approximately 91% of the outstanding shares of Unisource Worldwide, Inc. ("Unisource"), the largest independent marketer and distributor of printing and imaging paper and supplies in North America. Unisource's results of operations were consolidated with those of the corporation beginning July 4, 1999.


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